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                                                           EXHIBIT 4.6


                           CERTIFICATE OF AMENDMENT

                                      OF

                    RESTATED CERTIFICATE OF INCORPORATION

                                     ****

        True North Communications Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors of True North Communications Inc. (the "Corporation") held on July 30, 1997 resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, filed with the Delaware Secretary of State on August 27, 1991, declaring said amendment to be advisable and calling a special meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment stated as follows:

        Resolved, that the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

                "FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is ninety million one hundred thousand (90,100,000), divided into two classes as follows:

                (a) One hundred thousand (100,000) shares shall be of the par value of one dollar ($1.00) per share and shall be designated as Preferred Stock; and

                (b) Ninety million (90,000,000) shares shall be of the par value of thirty-three and one-third cents (33 1/3 cents) per share and shall be designated as Common Stock."

        SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called, and held on December 30, 1997, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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        IN WITNESS WHEREOF, said True North Communications Inc. has caused this Certificate of Amendment to be signed by its Executive Vice President and attested by its Secretary, this 30th day of December, 1997.


                                         TRUE NORTH COMMUNICATIONS INC.



                                         By: /s/ Theodore J. Theophilos
                                             ------------------------------
                                                 Theodore J. Theophilos
                                                 Executive Vice President
Attest:

/s/Dale F. Perona
-----------------------------
Dale F. Perona
Secretary